Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Mark E. Jarvis
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/387-3562

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION ANNOUNCES 30% INCREASE IN NET INCOME FOR THE FIRST QUARTER

DALLAS, TX – April 24, 2003 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net income for the first quarter ending March 31, 2003. Net income increased 30% to $6.1 million or $0.15 per diluted share for the first quarter of 2003 compared to $4.7 million or $0.11 per diluted share for the same quarter in 2002.

Kathleen Mason, President and CEO, stated, “We are pleased to report these strong earnings, which show a significant increase from a strong first quarter last year. In this environment that many retailers have cited as challenging, Tuesday Morning continues to outperform its peers.”

Tuesday Morning earlier reported that net sales increased 13.1% to $150.4 million for the first quarter of 2003 compared to $132.9 million for the same period in 2002. Comparable store sales increased 4.5% for the quarter.

Consistent with prior guidance, the Company projects sales growth of approximately 11% to 12% for the second quarter of 2003.  Earnings estimates for the remainder of 2003 are unchanged.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 530 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K.

Tuesday Morning Corporation and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002	% Change
	unaudited

Net Sales	$150,355	$132,924	+13%
Cost of sales	93,103	82,428	+13%
Gross profit	57,252	50,496	+13%

Selling, general and administrative expenses	45,194	39,738	+14%

Operating income	12,058	10,758	+12%

Other income (expense):
Interest expense	(2,402)	(3,625)	-34%
Interest income	28	129	-78%
Other income (expense), net	219	333	-34%
Other income (expense)	(2,155)	(3,163)	-32%

Income before income taxes	9,903	7,595	+30%

Income taxes provision (benefit)	3,820	2,925	+31%

Net income	$6,083	$4,670	+30%

Earnings Per Share:
Net income per common share:
Basic	$0.15	$0.12
Diluted	$0.15	$0.11

Weighted average number of common shares:
Basic	40,273	39,813
Diluted	41,193	41,007

Consolidated Balance Sheets

(in thousands)

	March 31,		Dec 31,
	2003	2002	2002
	unaudited
Assets
Current assets:
Cash and cash equivalents	$17,113	$19,877	$31,929
Inventories	158,126	147,451	134,947
Prepaid expenses and other assets	4,453	3,933	4,265
Deferred income taxes	2,934	8	2,934
Total current assets	182,626	171,269	174,075

Property and Equipment, net	127,837	105,574	124,366
Less accumulated depreciation	(59,066)	(50,998)	(56,870)
Net property and equipment	68,771	54,576	67,496

Other long-term assets:
Dues from Officers	—	102	—
Deferred financing costs	2,702	3,396	2,879
Other assets	841	418	844

Total Assets	$254,940	$229,761	$245,294

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$—	$24,726	$650
Revolving credit facility, current portion	—	—	—
Accounts payable	52,889	48,916	59,075
Other accrued liabilities	28,374	19,523	25,790
Income taxes payable	4,837	3,187	13,365
Total current liabilities	86,100	96,352	98,880

Long-term debt, excl. current portion	69,000	105,863	72,574
Revolving credit facility, excl. current portion	20,000	—	—
Deferred taxes	4,665	2,995	4,665
Total Liabilities	179,765	205,210	176,119

Stockholders’ equity	75,175	24,551	69,175
Total Liabilities and Stockholders’ Equity	$254,940	$229,761	$245,294

Consolidated Statement of Cash Flows

(in thousands)

	Year-To-Date March 31,
	2003	2002
	unaudited
Net cash flows from operating activities:
Net income	$6,083	$4,670
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	2,207	1,719
Amortization of financing fees	177	509
Other non-cash charges	(11)	—
Net change in operating assets and liabilities	(35,589)	(18,444)

Net cash used in operating activities	(27,133)	(11,546)

Net cash flows from investing activities:
Capital expenditures	(3,471)	(15,357)
Other	—	73

Net cash used in investing activities	(3,471)	(15,284)

Net cash flows fro financing activities:
Proceeds from revolving credit facility	20,000	—
Repayment of long-term debt	(4,224)	(35,616)
Other	12	53

Net cash provided by (used in) financing act.	15,788	(35,563)

Net decrease in cash and cash equivalents	(14,816)	(62,393)

Cash and cash equivalents at beginning of period	31,929	82,270

Cash and cash equivalents at end of period	$17,113	$19,877